SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20569


                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          WILMINGTON TRUST CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


      Delaware                                         51-0328154
--------------------------------------------------------------------------------
(State of Incorporation)                  (I.R.S. Employer Identification No.)

Rodney Square North
1100 North Market Street
Wilmington, Delaware                                           19890
--------------------------------------------------------------------------------
(Address of principal executive offices)                     (Zip Code)

Securities to be registered pursuant to Section
12(b) of the Act:

Title of each  class                              Name of each exchange on which
to be so registered                               each class is to be registered
-------------------                               ------------------------------
Common Stock
Par Value $1 Per Share                            New York Stock Exchange, Inc.
Preferred Share Purchase Rights                   New York Stock Exchange, Inc.

      If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [x]

      If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

      Securities Act registration statement file number to which this form relates: _________________________________ (if applicable)

      Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
--------------------------------------------------------------------------------
                                (Title of Class)

Item 1.     Description of Securities to be Registered.
            -------------------------------------------

      a.    Common Stock
            ------------

      The Corporation is authorized to issue: (1) 150,000,000 shares of common stock, par value $1 per share, of which 33,400,254 shares were issued and outstanding on November 18, 1998 and 5,863,919 were held in treasury; and (2) 1,000,000 shares of preferred stock, par value $1 per share, none of which is outstanding.

      Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock. Until the Corporation issues preferred stock, the holders of common stock possess all rights pertaining to the Corporation's capital stock, including exclusive voting rights. Each share of common stock is entitled to one vote. The Corporation's Certificate of Incorporation provides that the Board of Directors is divided into three classes, with each class serving for successive three-year terms. The Certificate of Incorporation does not authorize shareholders to cumulate their votes to elect directors or otherwise. Holders of shares of common stock are not entitled to preemptive rights with respect to any shares. The common stock is not subject to call or redemption. If the Corporation liquidates, dissolves or otherwise winds up, common stockholders are entitled to receive, after payment of the Corporation's debts and liabilities and subject to the prior rights, if any, of preferred stockholders, the Corporation's remaining assets. Common stockholders are entitled to receive dividends the Board may declare out of legally available funds.

      The Board is also authorized to issue shares of preferred stock from time to time. The Board may designate the voting powers and preferences, the relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of any preferred stock issued. These may include rights with respect to dividends, terms of conversion into other shares of the Corporation's stock, redemption rights, liquidation preferences and voting rights. Preferred stock may rank prior to common stock with respect to dividend rights, liquidation preferences or both, and may be convertible into common stock. The holders of a class or series of preferred stock also may have the right to vote separately as a class or series under the terms of that class or series.

      Certain provisions of the Corporation's Certificate of Incorporation provide: (1) that only the Chairman of the Board, the President or a majority of the Board of Directors have the power to call a special shareholders' meeting;
(2) that at least 75% of the shares entitled to vote must approve certain amendments to the Certificate of Incorporation; (3) that shareholders may amend the Company's Bylaws only by the affirmative vote of 75% or more of the shares entitled to vote; (4) for a classified Board; (5) that directors may be removed only for cause and only by the affirmative vote of 75% or more of the shares entitled to vote; (6) that nominations for director may be made by shareholders only by written notice; (7) that certain business transactions require the affirmative vote of the holders of at least 75% of the shares entitled to vote; and (8) that, in evaluating certain transactions, the Board may consider social, economic and other effects of the transaction on stockholders, employees, customers, suppliers and other constituents of the Corporation and the communities in which it operates.



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




      In addition, Section 203 of Delaware's General Corporation Law provides, among other things, that the Corporation may not engage in certain business combinations with a person who holds 15% or more of the Corporation's voting stock for three years after that person became a 15% shareholder, unless: (a) prior to the date the person became a 15% shareholder, the Board of Directors approved either the transaction in which the person becoming a 15% shareholder or the business combination itself; (b) upon consummation of the transaction that resulted in the person becoming a 15% shareholder, the shareholder owned 85% or more of the Corporation's voting stock (excluding stock held by directors who are also officers of the Corporation); or (c) on or after the date the person became a 15% shareholder, the business combination is approved by the Board of Directors and is authorized at a shareholders' meeting by at least two-thirds of the Corporation's voting stock not owned by the 15% shareholder.

      The restrictions on business combinations contained in Section 203 do not apply to, among other things, certain business combinations proposed by a 15% shareholder after the announcement or notification of certain extraordinary transactions involving the Corporation and a person who had not been a 15% shareholder during the previous three years or who became a 15% shareholder with the approval of the Board of Directors.

      b.    Preferred Share Purchase Rights
            -------------------------------

      Item 1 of the Form 8-A the Corporation filed on January 28, 1995 is incorporated by reference herein.




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



Item 2.     Exhibits.
            --------

      Number              Exhibit
      ------              -------

      3.1 Amended and Restated Certificate of Incorporation of the Corporation(1)

      3.2                 Amended and Restated Bylaws of the Corporation(1)

      10.1 Rights Agreement dated as of January 19, 1995 between Wilmington Trust Corporation and Harris Trust and Savings Bank(2)










---------------

(1) Incorporated by reference to the corresponding exhibit to the Annual Report on Form 10-K of Wilmington Trust Corporation filed on March 30, 1996.

(2) Incorporated by reference to Exhibit 1 to the Report on Form 8-A of Wilmington Trust Corporation filed on January 31, 1995.


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




                                   SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

                                    WILMINGTON TRUST CORPORATION



Dated:  November 30, 1998                 By:   /s/ Ted T. Cecala
                                              --------------------------------
                                              Ted T. Cecala,
                                              Chairman of the Board and
                                              Chief Executive Officer















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